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                                                                     EXHIBIT 3.2

                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                         COORDINATED HEALTHCARE, INC.

     The undersigned, President of COORDINATED HEALTHCARE, INC., a corporation orgainzed and existing under and by virtue of the Florida Business Corporation Act (the "Corporation"), does hereby certify:

     1.   The name of the Corporation is COORDINATED HEALTHCARE, INC.

     2. The following provisions of the Articles of Incorporation of the Corporation be and they hereby are amended in the following particulars:

          Article III be and it hereby is amended in its entirety to read as follows:

     "The maximum number of shares which this Corporation is authorized to have outstanding at any time is 5,000,000 shares of Common Stock having a par value of $0.01 per share."

     3. The foregoing amendment was adopted all of the shareholders and the sole director of the Corporation by joint written consent dated January 12, 1996.

          IN WITNESS WHEREOF, the undersigned President of the Corporation has executed these Articles of Amendment this 12 day of January, 1996.

This document prepared by:
Arnold M. Jaffee
Florida Bar # 358487                                 /s/ Thomas J. Taule
                                                     ---------------------------
2601 S. Bayshore Dr.                                 Thomas J. Taule, President
Suite 1600

Miami, FL 33133
(305) 858-5555